EXHIBIT 99.1

Press Release

Court Rules On Contempt Motion in Diomed Patent Litigation

ANDOVER, Mass.--(BUSINESS WIRE)--Jan. 16, 2008--Diomed Holdings, Inc. (AMEX: DIO - News), a leading developer and marketer of minimally invasive medical technologies, including its patented EndoVenous Laser Treatment (EVLT(R)) for varicose veins, today announced U.S. District Judge Nathaniel M. Gorton's ruling on Diomed's motion for contempt against AngioDynamics and Vascular Solutions based on the continuing sales of certain laser consoles for the endovenous treatment of varicose veins.

Judge Gorton confirmed the permanent injunction that he originally entered in July 2007 against AngioDynamics and Vascular Solutions covering the sale of both those lasers that were the subject of the infringement proceeding and those that are no more than "colorable variations" of those laser consoles. Judge Gorton did not extend the injunction to those lasers that are being sold with modified versions of the competitors' disposable procedure kits. Diomed did not request that the court rule on whether the modified kits themselves infringed Diomed's patent.

In January 2004, Diomed commenced legal action in the United States Federal District Court for the District of Massachusetts against AngioDynamics, seeking injunctive relief and damages for infringement of Diomed's pioneering "777" patent. Diomed initiated similar infringement actions against Vascular Solutions and two other competitors later in 2004. In August 2006, Judge Gorton ruled that Diomed's '777 patent is both valid and enforceable and, in the trial ending on March 28, 2007, the jury found AngioDynamics and Vascular Solutions liable for both inducing infringement and contributory infringement of Diomed's patent, awarding Diomed a total of $14.7 million in damages.

"Although the Court was not prepared to find at this time that the Defendants are in contempt of the injunction, it did reaffirm that they are prohibited from selling laser consoles for use with kits found by the jury to infringe," said James A. Wylie, President and CEO of Diomed. "We remain concerned that the modified kits recently launched by the defendants are being sold with little or no long term clinical data. The existing permanent injunction continues to prohibit the defendants from promoting, marketing or selling bare tipped fibers for use in the procedure --- and we continue to gain customers who have been disappointed with the results they received by utilizing their modified kits."

About Diomed

Diomed develops and commercializes minimal and micro-invasive medical procedures that use its proprietary laser technologies and disposable products. Diomed's EVLT(R) laser vein ablation procedure is used in varicose vein treatments. Diomed also provides photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications. The EVLT(R) procedure and the Company's related products were cleared by the United States FDA in January of 2002. Along with lasers and single-use procedure kits for its EVLT(R) laser vein treatment, the Company provides its customers with state of the art physician training and practice development support. Additional information is available on the Company's website: www.evlt.com.

EVLT(R) is a registered trademark of Diomed Inc., Andover, MA.

Safe Harbor

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Our 2006 Annual Report on Form SEC 10-KSB (the "Annual Report") contains a discussion of certain of the risks and uncertainties that affect our business. We refer you to the "Risk Factors" on pages 19 through 34 of the Annual Report for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.

CONTACT:	Diomed Holdings, Inc. Christopher J. Geberth, 866-4DIOMED VP Finance cgeberth@diomedinc.com or Burns McClellan, Investor Relations Carney Noensie, 212-213-0006 cnoensie@burnsmc.com

SOURCE:	Diomed Holdings, Inc.